                                                                      EXHIBIT 99

                      FORWARD LOOKING STATEMENTS STATEMENT

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward looking statements accompanied by meaningful cautionary statements. These statements identify important factors that could cause actual results to differ materially from those that might be projected. Meridian's continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian's competition. While Meridian has introduced approximately 35 internally-developed products since 1991, there can be no assurance that it will be successful in the future in introducing such products on a timely basis. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. On-going efforts in meeting existing and new requirements of the Food and Drug Administration could adversely affect the sales and costs of development of Meridian's products. One of Meridian's main growth strategies is acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses successfully integrated into Meridian's operations.